The Mosaic Company
Third Quarter 2016 Earnings Call
November 1, 2016

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s Third Quarter 2016 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the company completes their prepared remarks, the lines will be open to take your questions.

Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

Laura C. Gagnon, Vice President, Investor Relations

Thank you, and welcome to our third quarter 2016 earnings call. Presenting today will be Joc O’Rourke, President and Chief Executive Officer; Rich Mack, Executive Vice President and Chief Financial Officer; and Dr. Mike Rahm, Vice President, Strategy and Market Analysis.

We also have other members of the senior leadership team available to answer your questions after our prepared remarks. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include but are not limited to statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning, and in our reports filed with the Securities and Exchange Commission.

In addition, during this call, we will present both GAAP and non-GAAP financial measures. Reconciliations of GAAP to non-GAAP measures are in our quarterly performance data also available on our website.

Now, I’d like to turn the call over to Joc.

James C. O’Rourke, President, Chief Executive Officer & Director

Good morning. Thank you for joining our third quarter earnings call. This morning, I will give you an overview of our results, then Mike Rahm will discuss market conditions, before Rich Mack takes you through some details on our performance for the quarter. I will have some final thoughts before we take your questions.

The key concepts that we want you to understand from this call are: first, we anticipated improvements in the business in the second half of the year, and those improvements have begun to materialize. We continue to maintain a constructive outlook for the industry; second, the actions we’ve taken to lower costs and optimize assets combined with our scale and secure market access, positioned us to maximize the benefits of improving market dynamics; and third, our Brazil-centered growth strategy is clearly paying off.

Our investment in MicroEssentials® capacity expansion and the acquisition of ADM’s distribution business came together to allow our International Distribution business to meaningfully exceed expectations this quarter.

Now, let’s discuss the markets. Mike?

Dr. Michael R. Rahm, Vice President, Market and Strategic Analysis, The Mosaic Co.

Thanks, Joc, and good morning, everyone. Markets during the third quarter played out close to our expectations. Let’s start with Potash. Three positive developments are taking place in the global potash market: one, on-farm demand remains solid worldwide; two, large channel inventories are getting worked down; and three, producers are optimizing operations in order to meet demand and compete profitably in this new market environment.

On the demand side, statistics continue to point to a bunching of demand during the second half, exactly what we had highlighted on the last earnings call. Canpotex has announced that it is sold out for the rest of the year; its second half shipments are expected to top the 2014 record. We also project that second half North American shipments will rank as the second highest during the last five years.

As you can see on the slide, North American producer inventories are shrinking rapidly, as a result of not only this demand surge, but also production cutbacks during the first half, normal summer turnarounds, and the temporary closure of our Colonsay facility.

Current momentum is expected to carry over into next year. We project that global MOP shipments will climb to 61 million tonnes to 63 million tonnes in 2017, with the current point estimate of around 62 million tonnes. That computes to a 4%, or 2.5 million tonne jump in shipments from our 2016 estimate of just less than 60 million tonnes. The projected increase is driven by continued solid on-farm demand and leaner channel inventories worldwide. Thus, shipments are expected to more closely approximate use next year. All of the big six consuming regions are forecast to post gains in 2017.

In the case of Phosphates, the DAP margin turned up during the third quarter, as a result of improved fundamentals. The benchmark increased, but the sharp drop in raw material costs resulted in stable or only moderately higher prices in most regions, and that is helping to fuel broad-based demand growth.

We estimate that global shipments will increase by 800,000 tonnes to 65 million tonnes to 66 million tonnes this year. China and India remain drags on growth, but gains from all corners of the globe are projected to more than make up the shortfall in the two largest phosphate consuming countries.

In addition to increases in the United States, Brazil, Argentina, Australia, Pakistan, the former Soviet Union, and Africa are expected to post solid gains this year. Just like potash, several supply side changes are taking place.

China year-to-date exports through September are down 29%, or 2.4 million tonnes from last year. We project that exports will drop from a record 11.6 million tonnes in 2015 to about 8.6 million tonnes this year. A restructuring of the Chinese industry is widely expected, with publicly announced plans to close outdated plants with capacity of 3.0 million tonnes of phosphate capacity by the end of this decade. That is the equivalent to 12% of industry capacity, or 6.5 million tonnes of DAP, roughly the amount of new capacity expected to start up in Morocco and Saudi Arabia during the next year or two.

Looking ahead to 2017, we forecast that global shipments will increase by approximately 2.5% to 66 million tonnes to 68 million tonnes. China and India are expected to register modest gains next year, and continued growth is projected for most other regions, especially the Americas.

Finally, we do expect a typical seasonal slowdown late fourth quarter and early first quarter. And two key factors we are continuing to watch closely are Chinese exports and the pace of new capacity ramp up.

Now, I’ll turn the call over to Rich Mack.

Richard L. Mack, Chief Financial Officer & Executive Vice President

Thank you, Mike, and good morning to you all. As Mike’s assessment indicates, we expect the recent potash price and phosphate margin to remain fairly stable, seasonality aside. We also expect demand to remain strong, and limited additional price appreciation in the near term.

Mosaic’s performance for the quarter reflects the incrementally improved market environment, but it also reflects the resilience we’ve built into our business. We are maintaining our focus on the long term and controlling the things we can control, most notably our execution, our operational costs, and our capital.

For the quarter, we reported earnings per diluted share of $0.11, which included a negative $0.30 impact from notable items that brought adjusted earnings per share to $0.41. Earnings also included a benefit of $0.08 per share from adjusting the full-year effective tax rate accrual.

Our cost-reduction efforts are evident in the bottom line across our segments. You can see that we are achieving meaningful cost savings, and keep in mind that we made two acquisitions over this period. Our SG&A today is lower than it was before those acquisitions; and in fact, third quarter SG&A is the lowest in the last nine years. We continue to be on track to meet our combined expense-reduction goals of $575 million by 2018.

We are demonstrating similar discipline with respect to our capital. We are continuing key strategic projects, and we are investing to ensure the safety of our employees as well as the mechanical integrity of our assets.

As part of our strategic planning process, we took a very critical look at our CapEx requirements over the next five years. We are considering every capital decision very carefully; and as a result, we expect CapEx to come down meaningfully after 2017 to a level of approximately $800 million per year, down from earlier expectations of approximately $1.2 billion.

With meaningful changes to our five-year capital program and significantly reduced operating costs, as well as expectations of an improving environment, we have maintained our dividend, which we will continue to review as market conditions evolve.

We have also changed our target leverage range, now at 2.0 times to 2.5 times net-debt to adjusted EBITDA. We are also in the process of upsizing our revolving line of credit from $1.5 billion to $2 billion, maintaining our targeted liquidity at $2.5 billion. Going forward, we will continue to assess our cash generation and cash uses in light of our firm commitment to maintaining an investment-grade credit rating.

Now, I’d like to provide a brief review of our results and our expectations for each segment. In Potash, our sales volumes for the third quarter came in slightly above the top-end of our guidance range at 2.2 million tonnes. The volumes reflect the pent-up demand that came to fruition during the quarter, which in turn drew down producer and channel inventories. Prices responded accordingly, though they remain low compared with a year ago in earlier periods.

In the fourth quarter, we continue to expect positive pricing trends, and our guidance is $160 per tonne to $175 per tonne. With our volume expectations in the fourth quarter of 1.9 million tonnes to 2.1 million tonnes, we believe the second half reflects the strong bunching of demand we talked about earlier this year. The narrower than normal ranges reflect Mosaic’s essentially sold-out position for the fourth quarter.

Our Potash gross margin rate for the quarter was 9%, above our guidance despite an operating rate in the low 60% range, and prices at the low end of our guidance range. The improvement reflects the benefits of our ongoing and aggressive work to reduce costs and optimize our operations.

We expect fourth quarter margins to improve further with tailwinds from higher prices, higher operating rates to meet demand, and continued cost-reduction efforts. We also will be expensing some turnaround work during the quarter, and expect our gross margin rate to be in the mid-teens. Our margin rate guidance also incorporates further weakness in K-Mag prices reflective of the softer SOP market dynamics.

Moving on to Phosphates, our business performed as expected. The Phosphate gross margin rate continued to expand as raw material cost reductions benefited our cost of goods sold, and with rock costs returning to more normal levels. Blended costs of rock reclined to $60 per tonne during the quarter.

Going forward, we expect slightly more variability in quarterly rock costs than in years past. However, our teams have done an outstanding job of mitigating some of the issues we encountered in the second quarter, and our goal is to maintain rock costs at or near current levels.

Our average Phosphate’s realized price and shipment volumes were in the middle of our guidance range, with strong global demand persisting, and with prices stabilizing despite falling raw material costs. As Mike said, the fourth quarter is seasonally slower, but we expect volumes to remain fairly robust at 2.1 million tonnes to 2.4 million tonnes, and DAP prices to seasonally weaken to a range of $300 per tonne to $330 per tonne.

We expect relatively stable margins with a gross margin rate in the upper single digits, as lower input costs largely offset expected weakness in realized prices. We plan to run our Phosphates facilities at approximately 85% of capacity.

Before I leave Phosphates, I’d like to briefly discuss our ammonia contract with CF Industries. As you know, the contract, which begins in 2017, allowed us to forgo the construction of a $1.2 billion ammonia manufacturing plant. We’ve worked with CF to align on the logistics, and we expect our barge to be completed in mid-2017.

Given the long-term nature of the contract, the impact to our P&L will fluctuate based on nitrogen production economics. We fully expect there will be times we’ll be benefiting from it and times that we will not.

Moving on now to International Distribution, which was a bright spot during the quarter. Excellent farm economics in Brazil drove strong demand and improving prices. In addition, our unique position allowed us to capitalize on improving pricing trends with a meaningful improvement in International Distribution segment operating earnings.

Gross margin per tonne came in well ahead of expectations as a result of higher volumes and higher per tonne margins of MicroEssentials®, as well as better fixed cost absorption. As a reference point, sales of MicroEssentials® in Brazil are up over 70% year-to-date.

With a more stable operating environment in Brazil, we expect gross margins to be around $20 per tonne, and volumes to be in the range of 1.7 million tonnes to 1.9 million tonnes during the fourth quarter. As in Potash, the narrower than normal volume range reflects Mosaic’s sold-out position for the fourth quarter.

Finally, the effective tax rate in the quarter was negative. The provision for income taxes in the third quarter included a $28 million benefit related to the expected reduction of the full-year effective tax rate. The low effective tax rate is a function of tax deductions that remain fairly constant, primarily depletion, combined with a currently low taxable income. In the near-term and in 2017, we expect more variability in our effective tax rate. Our other full-year guidance numbers can be seen on the slide.

To summarize, we are seeing incremental improvements in the business climate, but we are continuing to plan for whatever the markets may bring. Mosaic has the financial strength and management discipline to adapt and take advantage of opportunities as conditions change.

With that, I’m going to turn the call back over to Joc for his closing thoughts and to moderate our Q&A session. Joc?

James C. O’Rourke, President, Chief Executive Officer & Director

Thanks, Rich. Before we move on, I would like to address the situation at our New Wales Phosphate facility in Florida. As you probably know, a sinkhole developed in one cell of a gypstack on the site, resulting in the loss of processed water that was atop that portion of the stack. This is an unfortunate situation, but I would like to commend the excellent around-the-clock work our teams in Florida are performing to resolve it.

The key points for investors to understand are first and foremost, we have performed over 1,000 well tests, and we have not identified any off-site impacts from the water loss. Collection walls are retaining the water, and we are pumping that water back up to another area of the gypstack. We have done and we’ll continue to do extensive water testing around the site, and we do not expect that there will be any off-site impact.

Second, phosphate production at New Wales has not been impacted, and we do not anticipate any impacts. And third, based on the work we completed so far, and the consent order reached with the Florida Department of Environmental Protection, we are comfortable that the cost to repair the sinkhole will be manageable.

Now to summarize our thoughts on the quarter and the business environment, agricultural commodity fundamentals, including fertilizer fundamentals, are improving; albeit slowly. And Mosaic is benefiting from those improvements.

Just as important, our work to reduce costs is driving better results now. And we are going to maintain this focus as conditions improve so that we can outperform across the cycle. And we are maintaining our solid financial foundation, by managing our liquidity and capital spending carefully.

Mosaic is performing well, and we remain in an excellent position to thrive as conditions continue to improve.

Now, we would be happy to take your questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question comes from Andrew Wong from RBC Capital Markets. Please go ahead, your line is open.

<Q – Andrew Wong >: Hi, thanks, and good morning. So, my first question would be on the leverage ratio, how does your current leverage ratio compare to your new target range? And then second, in your prepared remarks, you’ve been pretty strong defending the balance sheet, but with the lower cash balance and some CapEx spend still remaining, how does that tie together with the overall dividend strategy? Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Thank you, Andrew. So, I’m going to hand most of this over to Rich, but let me just re-emphasize. We do take a conservative view with respect to our balance sheet. But also, we don’t take a one-quarter view with respect to any of this. And I want to highlight that while the operating cash flow was relatively low this quarter at $96 million, if you take it over two quarters, we were $679 million over two quarters, which is down only 14% from last year. So, while we do have capital still required, we’re generating good cash flows, and of course, we will continue to assess how those two fit together.

Rich, do you want to talk a little more about our CapEx?

<A – Rich Mack – The Mosaic Co.>: Sure. Thanks, Joc, and good morning, Andrew. First on the leverage ratio, the way that we currently look at it is we’re adapting our balance sheet philosophy, our capital management philosophy to the current market environment. And if you go back and you look at history, this is really a vestige of the years after the Cargill split off transaction. We first rolled out our capital management philosophy in 2013, and it hasn’t meaningfully changed since that point in time.

Where we’re at right now, we’re not changing our overall liquidity buffer. We’re keeping that at $2.5 billion. We’re simply changing the mix of that by upsizing our revolver from $1.5 billion to $2 billion. And as you noted, we’re moving our target leverage ratio from 2 times to 2.5 times, and I think it’s important to note that we take a look at that on a through-cycle basis.

We’re a cyclical industry, and there are going to be times where we’re going to be over it, and there are times when we’re going to be under it. And, I think it’s all guided by the guide post of a strong investment-grade credit rating, and we believe that the ratios and the liquidity buffer that we have articulated will meet just that.

And then, moving on to your second question on the dividend. Obviously, a topical issue in the environment that we’re in right now, obviously, it’s something that we continue to monitor very closely. As you’ve seen in our results, we’ve aggressively and proactivity reduced our spend, both in capital and in operating costs.

Earlier this year, we indicated that the second half was going to be better than the first half, and we’re starting to see that, particularly in the Potash business and also with the good results in our ID business this quarter. And with the $2.5 billion, we certainly have ample liquidity and we can use this for a short period of time, but it’s not something that you would use for a long period to cover your dividends.

So, what I would simply say, in summary, is that this is something that we’re going to continue to watch. It will be dependent on where the market goes, and it’s going to be dependent on the tradeoffs between capital, operating expenses, and cash available for dividends.

<Q – Andrew Wong >: Okay. I appreciate that. Thank you very much.

Operator: Your next question comes from Jonas Oxgaard from Bernstein. Please go ahead.

<Q – Jonas Oxgaard >: Good morning. And congrats on a fairly nice quarter, and a – well, in this terrible, terrible market. A question on the MicroEssentials in LatAm, you said your ID, they went up quite a bit because of the higher volumes of MicroEssentials, but I believe last year you were sold out of MicroEssentials. So, have you shifted volumes from North America to South America? And if so, why?

<A – Joc O’Rourke - The Mosaic Company>: Yeah. Thanks, Jonas. I’m going to start here and I’ll hand it over to Rich. But a great lead in for I think what is a great story, which is our MicroEssentials story.

First of all, yes, we did increase capacity. If you’ll remember, we spent $250 million to increase the capacity of MicroEssentials at our New Wales plant. That largely got completed at the end of the second quarter. So, it’s only been a very short period of time we’ve had new capacity available. In North America, our shipments of MicroEssentials will be up, although the growth rate of MicroEssentials in North America are still fairly low or now slowing down.

However, in Brazil, where we have what we believe to be a great market opportunity with our own distribution business and the acquisition of the ADM business, this year alone we’ve seen a 60% increase in MicroEssentials sales, and that’s all due to higher availability. So, you know, with where we’re sitting, I think this is a great story and one that will continue with the new capacity.

And sorry, I think I might have said Rich’s name, but I will hand it to Rick to give us a little more detail. Rick McLellan.

<A – Rick McLellan – The Mosaic Co.>: Yeah, good morning. I’ll just add to what Joc said, the production that came on at New Wales allowed us to point extra tonnes towards Brazil in the third quarter. And so, our growth in MicroEssentials is really coming out of this new production, and is occurring in Q3 into Brazil, and Q4 in North America.

And just a reflection of how we’re changing, our MicroEssentials sales for the third quarter were a record ever for Mosaic. And up until now, we’ve been supply constrained. Now, we can go and look at those markets where we’ve been developing the market for this product.

<A – Joc O’Rourke – The Mosaic Co.>: And just highlight as well, just before we leave that, I don’t want to miss saying that the big benefit in Latin America is, we not only get the producer margin for the MicroEssentials, but we also take that distributor margin. So, it’s a great market for that product.

Operator: Your next question comes from the line of Vincent Andrews from Morgan Stanley. Please go ahead.

<Q – Vince Andrews >: Thanks. And good morning, everyone. Question on your CapEx forecast going from $1.2 billion to $800 million. Could you just give us a sense of what’s allowed it to come down so much? And is there any impact to your plans for K3?

<A – Joc O’Rourke – The Mosaic Co.>: Sure. Thanks, Vincent. Let me say, first of all, we prioritize our capital as we’ve always prioritized our capital, which is making sure we protect the integrity, both mechanically and structurally, of our plants; that our key strategic projects continue on pace. But beyond that, we assume that all of our capital is negotiable. And so, what have we done? We have reduced or eliminated any capital that we believe isn’t in that critical group for now. Some of it has been deferred. Some of it has been eliminated.

And in terms of K3, we absolutely are focused on maintaining the critical path of the K3 project, and we will be getting to the bottom of that in February, or a little later than February, and continuing that project on schedule. Next year, our focus is to have a capital allocation of between $800 million and $900 million, and then decreasing to $800 million after that. So, thank you.

<A – Rich Mack – The Mosaic Co.>: And, Vincent, this is Rich. Just one supplemental comment to Joc’s review there. And that is, keep in mind, we have spent ample capital in prior years, and so the condition of our assets and the quality that we find our businesses in right now, are in great shape. And so, that does allow us some additional flexibility to time some of the spending in the years ahead of us.

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Good add.

Operator: Your next question comes from Jeff Zekauskas from JPMorgan. Please go ahead.

<Q – Jeff Zekauskas >: Hi, good morning, thanks very much. I was listening to Rich’s comments about the ammonia barges earlier on. I just wanted to clarify it somewhat. Does this mean you’ll be taking ammonia from CF in mid-year 2017, rather than at the beginning of 2017?

<A – Joc O’Rourke – The Mosaic Co.>: Simple answer is yes. I’ll leave it to Rich to give any color to that.

<A – Rich Mack – The Mosaic Co.>: Yes. Your assumption is correct, Jeff. I don’t think there is any more color to it.

<Q – Jeff Zekauskas >: Okay. And...

<A – Mike Rahm – The Mosaic Co.>: Just to add one thing, Jeff. We’ve made an agreement with CF to handle the delay, so we’re taking tonnes from them, but in a different manner than through the barge.

Operator: Your next question comes from Mark Connelly from CLSA. Please go ahead.

<Q – Mark Connelly >: Thank you. Just to circle back to the CapEx question. Is it fair to assume that the $600 million target still has a decent amount of growth CapEx in it? And where would that growth CapEx tend to be focused post Esterhazy?

<A – Joc O’Rourke – The Mosaic Co.>: Sorry. Hi. Thanks, Mark. First, let me clarify. I heard you say $600 million, we’re $800 million to $900 million.

<Q – Mark Connelly >: I’m sorry, $800 million.

<A – Joc O’Rourke – The Mosaic Co.>: Yeah, next year. And so, where is that focused? Let me just break it down. Our sustaining capital, which we were targeting in the $600 million range, we’re now targeting in the, let’s say, $450 million or $400 million to $500 million range, and the other $300 million to $400 million will be spent on growth capital.

The first priority one is clearly Esterhazy K3. We have a few small projects that are coming to completion like the New Wales MicroEssentials plant, the barges and others. And then, we’ll be focusing I guess early in the next decade probably on the new mines in Florida. But other than that, most of them are complete.

Operator: Your next question comes from Steve Byrne from Bank of America. Please go ahead.

<Q – Steve Byrne >: Yes, how much of that $650 million of cash that you have is offshore, and therefore would be subject to tax if repatriated?

<A – Joc O’Rourke – The Mosaic Co.>: Steve, I’m going to hand that straight to Rich to give you the details for the cash positions.

<A – Rich Mack – The Mosaic Co.>: Yeah, Steve, I don’t have an exact number for you, but there is a portion of it that would be offshore and be subject to the minimal withholding taxes.

Operator: Your next question comes from Ben Isaacson from Scotiabank. Please go ahead.

<Q – Oliver Rowe >: This is Oliver Rowe on for Ben. Could you please provide some color on the dynamic that you’re seeing in the global rock market? We’re beginning to see some pricing slippage in international markets that have been stable historically. And then, how does this play into your stripping margins, which we’ve seen falling for the last few years?

<A – Joc O’Rourke – The Mosaic Co.>: Okay, Oliver, I’m going to hand that straight to Mike. Mike keeps pretty close tabs on the global S&Ds for all of the, both potash but mostly and obviously the phosphate products. So, I think the phosphate rock market is something Mike keeps pretty close tabs on.

<A – Mike Rahm – The Mosaic Co.>: Sure. Good morning, Oliver. Yeah, you’re correct that we’ve seen some slippage in phosphate rock prices. As you probably know, rock is transacted a little bit differently than the finished products, and that if you’re running a plant that’s not integrated and relies on rock you typically contract for a period of time. So, as fundamentals change, there is a lag in terms of when rock prices adjust.

That said, we haven’t seen a Draconian drop in rock prices. I think in terms of the structure of that market, rock prices have held up reasonably well in the current environment. With respect to how that plays into the stripping margin, our stripping margin is calculated based on a finished phosphate price DAP, less the cost of ammonia and sulfur. So, it doesn’t come into play in terms of the stripping margin that you might see coming from us. And I think as we’ve indicated earlier, our actual rock costs have varied a little bit over time, but remain fairly constant in terms of trend costs.

Operator: Your next question comes from the line of Adam Samuelson from Goldman Sachs. Please go ahead.

<Q – Adam Samuelson >: Yes, thanks. Good morning, everyone. Maybe a question in potash in North America. Your volumes in the quarter were up pretty strongly, you’ve laid out an interesting outlook for producer inventories through early next year to be down maybe about a million tonnes year-over-year and 1Q 2017. Can you talk about your view on distributor inventory levels into early next year? And specifically, thinking about your shipment outlook for North America to be flat year-over-year, if you’re actually seeing underlying consumption growth with the American farmer? Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, Adam. I’m going to leave this over to Rick, but let me start by saying, yes, in fact, we believe the distributor – or sorry, producer inventories are well down and going to continue to go down, due to curtailments, including our own Colonsay curtailment and good demand in North America.

In terms of the distributor and channel inventories, the market has been such that nobody wants to have extra inventory in their system. So, I think that bodes well for people buying hand to mouth, which means there isn’t a great build-up in that channel. But, I’ll let Rick give that some color.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Thanks, Joc. Good morning. Frankly, there’s a couple of things happening. I think Joc’s – between Joc and Mike’s information, we’ve seen and we’ll continue to see producer inventories draw down.

In North America, we’re shipping only to people that are buying right now. So, we aren’t able to, because of our own inventory position, kind of fill the pipeline, like maybe in other years that we would have. And early indications coming from the farm is that at this type of price level, application rates are as good or better than we’ve seen in the last two years. Mike?

<A – Mike Rahm – The Mosaic Co.>: Yeah, I would just add maybe a little bit of a global perspective. We’ve seen global shipments come down the last two years by about 1.8 million tonnes per year, and that goes back to the big build of channel inventories worldwide in 2014. If you recall, from the charts that we’ve shown earlier, shipments in 2014 ballooned about 9.2 million tonnes. And it has taken a couple of years to work that down.

And I think what’s exciting, I think there’s a very good and under-appreciated story in potash shaping up for 2017. We are finally going to see I think growth in global potash shipments next year to the tune of 2.5 million tonnes or so, due to the fact that we can’t live off the pipeline anymore.

And secondly, we’ve seen some very significant adjustments on the supply side, with North America alone about 2.25 million tonnes of capacity, get permanently closed. So, you add that all together, and I think the projected producer inventories that we’re showing for North America are probably similar for most producers around the globe. So, bottom line is, I think there have been some very positive developments take place in the global potash market.

Operator: Your next question comes from the line of Joel Jackson from BMO Capital Markets. Please go ahead.

<Q – Joel Jackson >: Hi, good morning. I had two questions. So, first on Colonsay, I know you talked about making a decision whether you will keep Colonsay offline in 2017 or make it later. But can you give us a bit of insight into where you are right now and the puts and takes on that decision?

And my second question would be, you guided to earlier this year that the issue at New Wales, the sinkhole, would cost maybe $20 million to $50 million over the next couple of years. I think you’ve spent $60 million in Q3. I don’t know if there’s some insurance or some accruals going on, but can you give a little color on that? Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, Joel. Well, let me touch on Colonsay first. So Colonsay, we shut down to ensure that we maintained our inventory position over this period of time to what I would say is low but manageable levels.

As we go into 2017, we’re frankly expecting a pretty good spring for all of the reasons that Mike Rahm has just explained. So, we’re believing that it will probably be necessary for us to be starting up Colonsay in the early new year, as per the original expectations that we set.

In terms of New Wales – and I’ll let Rich – Rick talk a little bit more about Colonsay in a second, and the potash market in North America; but in terms of New Wales, yes, we certainly guided to, I think, $30 million to $50 million. And the difference between the upper end, the $50 million, and the $60 million was more testing and water treatment for a longer period of time than was originally anticipated. And just to be clear, I think this is a reserve. This is not an outflow at this stage. This is a reserve that will cover the cost over the next 14 months to 20 months. So, it’s not a cost today.

As per the original expectations, we expect that repairing the hole will take around the $30 million. Other treatment and whatnot around the plant will take the second $30 million. And Rick, do you want to talk about the potash market?

<A – Rick McLellan – The Mosaic Co.>: Yeah, Joc. Good morning, Joel. Just to add to Joc’s comments about needing to bring back Colonsay early in the new year, as we look at global inventories in country, we’re sitting in Brazil right now with their in-peak season, but there’s a lot less inventory sitting in distributor hands there.

We’re seeing drawdowns in India, and the market is beginning to move a lot faster in China. So, we see those inventories in the distributor hands globally being drawn down; and for that purpose, we’re going to need to make sure that we’ve got the inventory to make that happen.

<A – Joc O’Rourke – The Mosaic Co.>: The other thing I just want to not let that comment about seasonality get missed. Our demand for this product is highest in those spring months, and we have to be positioned to meet our customers’ needs. As we’ve always said, we’re very disciplined. We will run to value, not volume; but when there is a market need, we will have the volume available for our customers. Thanks.

Operator: Your next question comes from the line of Chris Parkinson from Credit Suisse. Please go ahead.

<Q – Chris Parkinson >: Perfect. Thank you. You’ve seen the Chinese take off a few million tonnes of phosphate capacity this year, which has clearly helped offset some increases elsewhere, but you’ve also seen the remaining export FOB prices continue to decline, which has been reflected in lower central Asian prices. So, can you just comment on your expectations for the phosphate global cost curve over the next few years, given the high price Chinese capacity is now being offset by lower capacity in the Middle East and North Africa? And how should investors really kind of parse out these themes through 2018, 2019? Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Yeah. Thanks, Chris. I think this is easiest to just let straight over to Mike. I might add a bit at the end, but I think Mike Rahm can give us some thought on the...

<A – Mike Rahm – The Mosaic Co.>: Yeah, Chris. It’s a good question, and something that we’re watching very carefully. As you saw from the statistics, if you look at year-to-date exports out of China, they’re down 29% to 2.4 million tonnes. We think that is clearly on track for our projection for quite a while here, that we’d see about a 3 million tonne drop.

I think, just to kind of look at the big picture of phosphates, we see a very constructive longer-term outlook, but there are some uncertainties in the near-term. And I think one of those is how quickly we see restructuring take place in China. When you look at global phosphate shipments, they really have flattened a bit, and they’ve flattened due largely to declines that have taken place in China and India.

And fortunately, all of those declines have been offset by gains in other parts of the world. But the fact that we’ve seen declines in China and India has really hit the Chinese industry very hard. And as a consequence, we’ve seen Asian prices in particular get hit. And as a result, I think that will accelerate the restructuring taking place.

And with respect to the industry cost curve, as you know, the Chinese industry is a very heterogeneous industry. They are high-cost players that we think will get driven out. And as we’ve indicated, the Chinese make no bones about the fact that they too believe that restructuring is needed.

And I guess the bottom line is when we look ahead, we see decent demand growth of 2%, 2.5% per year. And if you look at shipments of 65 million tonnes, 2% growth is 1.3 million tonnes per year. Over five years, it’s 6.5 million tonnes, which is roughly equal to the additional capacity coming on in Morocco and Saudi Arabia. So, we think that that will happen.

And in China, we would expect that there will be restructuring; and at the end of this decade, China will be operating a smaller, more efficient, and a bit more competitive industry. So, I guess a long-winded answer that we do see a very constructive long-term outlook for phosphate; and in the near term, a few adjustments that I think the market will go through to set itself up for a very good medium-term outlook.

<Q – Chris Parkinson >: Thank you.

Operator: Your next question comes from the line of Don Carson from Susquehanna Financial. Please go ahead.

<Q – Don Carson >: Yes. Question for Rich. If you were to do a major acquisition, would you still want to retain your investment-grade rating, or would you be willing to go below that for a while? Or, said another way, if you did a major acquisition, would you have to issue equity to maintain that investment-grade rating?

<A – Rich Mack – The Mosaic Co.>: Good morning, Don. We started out as a non-investment grade company in 2004 when we were formed. This industry just is not very conducive to be in that mode for any meaningful period of time. And that’s one of the reasons why being investment grade is as important as it is to us. So, I think that’s a pillar here, and I think you would expect that we would not – at least, as currently envisioned, want to slip below non-investment grade, even in the context of an acquisition.

<Q – Don Carson >: And any update on where you are in discussions with Vale?

<A – Rich Mack – The Mosaic Co.>: Well, that’s something you see these in the news. We read the same things that you do in terms of these market rumors; but, as you know, we can’t comment on anything that we do relative to M&A, and that has been our long-standing policy, and it remains the case today.

<A – Joc O’Rourke – The Mosaic Co.>: Let me highlight; however, though, that if we were to look at any acquisition, it is very situational. How we would use equity, how we would use debt, it’s going to depend on how that affects our credit metrics, how affordable it is, how much cash flow the acquisition might bring, and the long-term returns to Mosaic. We always said that anything we do is going to be focused on adding long-term value to this company and their shareholders.

Operator: Your next question comes from the line of Yonah Weisz from HSBC. Please go ahead.

<Q – Yonah Weisz >: Yes, hi, good afternoon. A question or two if I may. First of all, given the operational issues that you’ve had with the sinkhole and I think with the U.S. Department of Labor issue, would you not think that a bit more sustaining capital could be needed in 2017 to shore up these type of safety issues?

And in addition, could you talk a bit about how you see taxes developing in 2017? What kind of tax rate you think you may be paying?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. I got to understand if I got the questions right. So first of all, the sinkhole is part of our capital and expenditures that we will spend in 2017. We go through a very detailed and comprehensive process to determine our capital needs; and in doing so, decide what we can do, balancing off our need for cash, the benefits of long-term sustaining capital, et cetera. So, all of those things come into play. The sinkhole, in terms of capital, will probably be about half of that $60 million will be capital, and so it’s virtually not an issue from a capital perspective.

I don’t know what you’re referring to in terms of Department of Labor, so I’m going to leave that. But recognize that the sinkhole itself, a natural event. These things do happen. It’s very unfortunate. And our goal is to make it right. We take it very seriously, and we will make it as per before. We will treat the water, and we will spend the money that it requires to do a great job of that. That’s our social commitment.

<A – Rich Mack – The Mosaic Co.>: And, Yonah, this is Rich. If you were referring to the RCRA settlement or matter that we had previously, that would be included in our forecasted capital. So, we wouldn’t see any incremental capital beyond what you’ve heard earlier today.

You asked a question about taxes in 2017. I think that taxes at least in the short-term with the lower level of profitability, because of just simply the lower pricing environment you have for phosphate and potash, you should expect that in 2017, a good proxy for our effective tax rate would be around 10%. And then as the cycle continues to turn, in 2018 and later, a normalized level for us would be approximately 20%.

Operator: Your next question comes from the line of John Roberts from UBS. Please go ahead.

<Q – John Roberts >: Thank you. How much of the margin improvement in International Distribution is timing effects? I assume what you’re buying is going down faster than what you’re selling.

<A – Joc O’Rourke – The Mosaic Co.>: I’m going to hand this over to Rich – or Rick, sorry. Now, clearly, as you sell down inventories at higher prices in a distribution business, you’ll make some gains; but the underlying performance of the business is actually improving, and that’s driving our earnings. Rick?

<A – Rick McLellan – The Mosaic Co.>: Yeah, I think when we look at the margin tower that we get in our International Distribution businesses, it’s driven by how we go about selling it. It’s the logistics, and it’s how we choose to operate our plants and our blending plants in each of the countries.

So with better utilization and making use of how we move product into the country and how we move it out to the customer, we’re able to increase margins. The biggest portion driving the margin increase is us being able to deliver a premium product like MicroEssentials in those marketplaces.

Operator: Your next question comes from the line of Vincent Anderson from Stifel. Please go ahead.

<Q – Vincent Anderson >: Good morning, thanks for taking my question. I just wanted to touch a high level on your marketing strategy for Ma’aden as that ramps. Are you thinking about maximizing netback on every tonne, or targeting larger tenders, or given what we’re seeing in the market over the next couple of years, walking that capacity out gently?

<A – Joc O’Rourke – The Mosaic Co.>: I’m going to hand that, again, back to Rick. But let me say, Ma’aden will come in and it offers two advantages to Mosaic that I want to emphasize. One is geographic diversity and the ability to reach our Asian markets at a beneficial freight cost. And the other is just its low, low position on the cost curve, which is a low, sustainable, bottom of the cost-curve position.

So, we see that as an important addition to our portfolio of products. How we bring that to market will depend largely on how the market is developing at the time. And as Mike said earlier, we fully expect that this product will be needed as the Chinese industry is restructured. So, let me hand it over to Rick to talk a little more detail of the marketing strategy.

<A – Rick McLellan – The Mosaic Co.>: Yeah, Joc, I think you’ve really cut to the big items. We’ve got existing sales books on and will have them. And from a Mosaic perspective, we’re going to fit those tonnes into our existing sales book. And the beauty about having the tonnes coming out of Ma’aden, is frankly, will be the first multi-hemispheric phosphate producer. And we’ll be able to move product to markets, which gives us significant advantage when we go to looking at where we might ship product out of against our sales book. The details of the Ma’aden marketing plant are still being developed, though.

<A – Joc O’Rourke – The Mosaic Co.>: Now, I’m going to hand it over to Rich Mack to make a couple of comments as well. He sits on the board of the joint venture and is intimately involved in the details.

<A – Rich Mack – The Mosaic Co.>: Yeah. And I was just going to speak to timing. We’ve noted that the ammonia production has begun in Saudi Arabia, and that will continue to ramp up. But I think with respect to phosphate production, as we noted in the past, I think a good date is going to be the middle part of 2017. And this is not like when you are commissioning a brand new plant, you don’t just turn on the spigot and have 3 million tonnes the next day. And so, it will be a ramp-up process, that will take likely several months before we would be anywhere near a full capacity rate.

Operator: Your next question comes from the line of Michael Piken from Cleveland Research. Please go ahead.

<Q – Mike Piken >: Yeah, good morning. I just wanted to see and dig in a little bit more onto India and your outlook for 2017. Do you see the change in the subsidy levels having a big impact next year? Or do you think it’s more just a function that India has worked down their inventories that’s driving the growth that you’re forecasting for that market? Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: Thank you, Michael. I’m going to hand that straight to Mike Rahm again to talk about the India market.

<A – Mike Rahm – The Mosaic Co.>: Yeah, Michael, I think there are several factors that underpin our optimistic outlook for India next year. One, I’m going to start with the rupee, that has remained relatively stable compared to the volatility of other currencies.

Secondly, international P&K prices have come down; and as a consequence, that has – with current subsidy schemes, has translated into lower retail prices. That is underpinning good on-farm demand, which has resulted in – or is resulting in a pull-down of channel inventories, especially at that kind of retail level.

As we go forward, I think there’s a great opportunity for India to try to address the imbalance between nitrogen, phosphate, and potash use. And I think what they’ve done so far with the subsidy is conducive to trying to achieve a better balance. So, I wouldn’t see any major change in that. I think given where international prices are headed, given a stable outlook for the rupee, there will be a subsidy in place that continues to encourage P&K consumption in India.

Operator: Your next question comes from the line of Jacob Bout from CIBC. Please go ahead.

<Q – Jacob Bout >: Good morning, and thanks for taking my call. Joc, maybe you can comment about how you’re thinking about the recent wave of consolidation in the ag, chem and fert sector. Do you think you need to be bigger to be competitive? And maybe, specifically, thinking about the potential Agrium/Potash merger, how does that change your operating environment?

<A – Joc O’Rourke – The Mosaic Co.>: Yeah, thanks, Jacob. Look, in terms of consolidation, we have long said that there would likely be consolidation towards the bottom of the cycle. Having said that, bigger is not necessarily always better. I’m not referring directly to any of those. I think they have their own benefits and their own reasons for doing it.

But for us, particularly, I don’t think we need to be bigger to be competitive. I’m very comfortable in our competitive position. I’m very comfortable in our position and how we will compete with those bigger companies. And particularly the NewCo, or combined Agrium/Potash company. I feel comfortable we can compete with that.

How does that affect our strategy? Look, I think our strategy has long been to serve our customers well, make sure we run for value, not volume, to make sure that we run for a long-term customer relationship that gives great service and product to our customers. I believe as long as we do that, we will do very well in any market.

Okay, we have time for a couple more questions here, and then we’ll have to go.

Operator: Your next question comes from the line of P.J. Juvekar from Citi. Please go ahead.

<Q – P.J. Juvekar >: Yes, good morning. Joc, you mentioned bigger is not better. Your competitors are merging, and you are going to be smaller in relation to their size, but you also don’t have the kind of cost-cutting opportunity that they will have. So, would you be willing to align with another, let’s say, smaller distributor?

<A – Joc O’Rourke – The Mosaic Co.>: I think that’s getting into a little too much detail to ask if we would align with a different distributor. We have a number of customers, all of whom are important to us. Including CPS, Agrium’s retail arm, is an important customer. I don’t believe the alignment of retailers with suppliers is necessary, or in this case.

But, I want to go to your other comment about not having the cost-cutting potential. I think Mosaic has cut $575 million over time, or is committed to and close to completing a $575 million cost-cutting program, which I believe is industry-leading. We have seen fantastic changes in our cost structure. We’ve done great things with respect to our capital management. So, again, on a per-tonne basis, we absolutely believe we have the same potential to cut our cost, and we believe we are as focused or more focused on cost than anybody else in this industry.

Operator: And your final question comes from the line of Brett Wong from Piper Jaffray. Please go ahead.

<Q – Brett Wong >: Thanks for fitting me in here at the end, guys. I appreciate it. Mike, just wanted to ask if you could talk about some other currencies in your outlook into 2017 impacting potash pricing, specifically Russia or China?

<A – Mike Rahm – The Mosaic Co.>: Yeah. Thanks, Brett. That’s a good question. To some extent, we think the key potash currencies kind of follow oil. And I guess if you’ve got a view on oil, I think you have a view on some of the key currencies.

If you look at what the Russian and Belarusian ruble have done since the first quarter of 2014, they collapsed about 55% through the first quarter of this year. With some improvement in oil prices, we’ve seen the Russian ruble appreciate a bit. And I think, looking ahead, I guess, we’re not oil experts, but I think if you’re trying to assess where that’s going, having a view on oil is probably your best guide.

James C. O’Rourke, President, Chief Executive Officer & Director

Okay. Thank you. So to conclude our call, I just want to reiterate a couple of our key messages. First, business conditions are improving, and have improved throughout the quarter as expected, and our outlook remains positive. Second, the actions we’ve taken to reduce our costs, to optimize our assets and lower our capital spending are clearly benefiting our bottom line. And third, our International Distribution business is exceeding expectations, primarily because of strong economics and our investments to grow in Brazil.

Mosaic remains well situated to succeed through this low point in the business cycle, and to thrive as conditions continue to improve. So, thank you for joining our call, and have a great day.

Operator: This concludes today’s conference call. You may now disconnect.